Exhibit 99.1

NEWS RELEASE
Contact:
Kevin Smith
FOR IMMEDIATE RELEASE	Senior Director, Investor Relations
(281) 388-5551

TEAM, INC. ANNOUNCES REFINANCING OF NEW CAPITAL STRUCTURE

Provides Significant Financial Flexibility and Extends Maturities

•	Enters into a New $250 Million Senior Secured Term Loan through 2026 led by Atlantic Park

•	Enters into a New $150 Million Senior Secured ABL Credit Facility through 2024 led by Citibank, N.A.

•	Finalized Agreements to Repurchase Approximately $137 Million of Convertible Senior Notes

•	Will Retire Existing Senior Secured Credit Facility, Eliminating Several Maintenance Covenants

SUGAR LAND, TX – Dec. 18, 2020 – Team, Inc. (NYSE: TISI) a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today announced the signing of a new $250 million Senior Secured Term Loan due 2026 (the “Term Loan”) led by Atlantic Park Strategic Capital Fund, L.P. (“Atlantic Park”). Atlantic Park acted as administrative agent. Concurrent with the signing of the Term Loan, TEAM executed a new $150 million Senior Secured ABL Credit Facility due 2024 (the “ABL Credit Facility”) led by Citibank, N.A. Each of the ABL Credit Facility and the Term Loan are subject to customary closing conditions. In connection with the closing of the new debt facilities, TEAM plans to retire its previous senior secured credit facility, including the revolving credit facility and the associated term loan.

TEAM also announced that on Dec. 18, 2020 it entered into separate, privately-negotiated transactions with certain holders of its existing 5.00% Convertible Senior Notes due 2023 (the “Convertible Notes”) to repurchase approximately $137 million aggregate principal amount of the Convertible Notes for approximately $136 million (plus accrued and unpaid interest to the repurchase date). Following the repurchases, approximately $93 million aggregate principal amount of the Convertible Notes will remain outstanding. The Convertible Notes repurchases are expected to close on December 22, 2020, subject to customary closing conditions.

“These transactions represent a significant step towards optimizing our capital structure,” said Amerino Gatti, TEAM’s Chairman and Chief Executive Officer. “The successful execution of our debt refinancing provides considerable financial flexibility and extends the company’s debt maturity profile. Our new capital structure gives us sufficient liquidity to support our working capital needs, execute on our growth priorities, and create long-term shareholder value.

“Despite this time of uncertainty, TEAM was able to refinance and extend the debt maturities due to the successful implementation of our cost management programs and by delivering operational excellence to our clients. We can now turn our complete attention to maximizing growth opportunities as the economy and our end-markets rebound.

“We are pleased to have the support of Atlantic Park, who provided the Term Loan, and Citibank, who led the ABL Credit Facility. Their commitment is a significant vote of confidence in our business model and outlook,” concluded Mr. Gatti.

TEAM intends to use the proceeds from the Term Loan and the ABL Credit Facility to repay in full the previous bank credit facility, fund the repurchase of a portion of its outstanding Convertible Notes, pay fees and expenses in connection with the Term Loan and the ABL Credit Facility, and for general corporate purposes.

In connection with the Senior Secured Term Loan, the company issued to Atlantic Park a warrant to purchase up to 9.9% of the company’s pro forma fully diluted shares of common stock at an exercise price of $7.75 per share. The warrant has a 7.5-year term.

The ABL Credit Facility matures and all outstanding amounts become due and payable on December 18, 2024, provided that if the Convertible Notes have an aggregate outstanding principal amount of $50 million or more 120 days prior to their maturity date (the “Trigger Date”) or if there are Convertible Notes outstanding in an aggregate principal amount of less than $50 million and the company does not have an agreed amount of availability under the ABL Credit Facility on the Trigger Date, the ABL Credit Agreement will terminate on the Trigger Date.  The Term Loan matures and all outstanding amounts become due and payable on December 18, 2026, provided that to the extent that the Convertible Notes have an aggregate outstanding principal amount of $50 million or more on the Trigger Date, the Term Loan will terminate on the Trigger Date.

Evercore served as the exclusive financial advisor to TEAM on the transaction. Atlantic Park was the lead arranger of the Term Loan and Citibank, N.A. served as the administrative agent for the ABL Credit Facility.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

About Atlantic Park

Atlantic Park is a strategic joint venture between General Atlantic, a global growth equity firm established 40 years ago, and Iron Park Capital Partners, a deeply experienced credit-focused asset manager. Atlantic Park provides capital solutions to address financing needs for high-quality companies seeking a trusted partner. Atlantic Park takes a broad industry focus and partners with companies spanning a number of sectors, including Consumer, Financial Services, Healthcare and Technology, with a focus on companies in the United States and Europe. For more information, please visit www.atlanticpark.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, (i) the duration and magnitude of the COVID-19 pandemic, related economic effects and the resulting negative impact on demand for oil and gas along with the current surplus in the global supply of oil, (ii) any difficulties or delays that could affect the Company's ability to effectively implement the remediation plan, in whole or in part, to address the material weakness identified in the Company's internal control over financial reporting, as described in Item 9A. "Controls and Procedures" of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and (iii) such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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